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                                                                 EXHIBIT 5.2










                                   Exhibit 5.2

                  Internal Revenue Service Determination Letter


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INTERNAL REVENUE SERVICE                    DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P. O. BOX 1055
ATLANTA, GA  30370

Date:                                       Employer Identification Number:
                                              58-1642740
                                            File Folder Number:
CYTRX CORPORATION                             580046988
C/O REBEECA PROBERG,                        Person to Contact:
MERRILL LYNCH BUSINESS FIN.SVCS.              HELEN LISSIMORE
P.O. BOX 9038                               Contact Telephone Number:
PRINCETON, NJ  08543-9038                     (404) 720-2080
                                            Plan Name:
                                              CYTRX CORPORATION 401K
                                              PROFIT SHARING PLAN
                                            Plan Number:  001

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regualtions.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that your read the publication.

         This letter relates only to the status of your plans under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the amendment(s) adopted on 05/24/94.

         This plan satifies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are


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currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 108-465.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                Sincerely yours,

                                                /s/ Nelson A. Brooke
                                                --------------------
                                                Nelson A. Brooke
                                                District Director

Enclosures:
Publication 794